Exhibit 99.1
Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President-Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Reports a 30% Increase in First Quarter
Earnings Per Diluted Share of $0.26 vs. $0.20
•	Net sales increased 11.5% to $537.2 million with comparable sales increasing 7.7%
     Fort Myers, FL - May 18, 2011 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fiscal 2011 first quarter ended April 30, 2011.
Net Income and Earnings per Share
     The Company reported net income of $45.9 million, or $0.26 per diluted share, for the first quarter of fiscal 2011 compared to net income of $35.4 million, or $0.20 per diluted share, reported for the same period last year.
Net Sales
     Net sales for the first quarter increased 11.5% to $537.2 million from $481.6 million in last year’s first quarter. Consolidated comparable sales, which include direct-to-consumer (DTC) sales, increased 7.7% for the first quarter on top of a 16.0% increase for the same period last year. The Chico’s/Soma Intimates brands’ comparable sales increased 7.8% following a 16.1% increase for the same period last year, and the White House | Black Market (“WH|BM”) brand’s comparable sales increased 7.4% following a 15.7% increase for the same period last year.
Gross Margin
     Gross margin for the first quarter, expressed as a percentage of net sales, increased 60 basis points to 59.1% from 58.5% in last year’s first quarter. The gross margin rate increase was attributable to increased margins at Chico’s and WH|BM frontline stores primarily driven by improved in-season sell-through in the current period versus the same period last year.
Selling, General and Administrative Expenses
     Selling, general and administrative expenses (“SG&A”) for the first quarter, expressed as a percentage of net sales, decreased 150 basis points compared to last year’s first quarter. SG&A dollars, however, increased $18.3 million, or 8.1%, over last year’s first quarter primarily due to higher store and direct operating costs associated with 85 net new stores opened since the end of last year’s first quarter.

     Store and direct operating expenses increased by $12.3 million over last year’s first quarter primarily due to increased occupancy expense and store labor costs associated with 85 net new stores over last year, accompanied by increased credit card fees due to higher sales volume compared to last year. However, expressed as a percentage of net sales, store and direct operating expenses decreased 130 basis points due to the leverage associated with the comparable store sales increase.
     Marketing expenses increased $1.8 million over last year’s first quarter primarily due to incremental television advertising for the Soma brand as well as increased e-marketing initiatives for all three brands.
     National Store Support Center (“NSSC”) expenses, including corporate and other non-brand specific expenses, increased by $3.6 million from last year’s first quarter but were flat to last year as a percentage of net sales.
Inventories
     End of quarter inventory increased $38.1 million or approximately 23.7% from last year’s first quarter. Excluding an incremental $9.6 million of in-transit inventories this year over last year, inventory per selling square foot would have been $66 versus $60, an increase of 9.5% compared to last year. The increase in year-over-year comparable sales including DTC, along with the anticipated opening of 21 net, new stores in the May-June 2011 timeframe, contributed to the increased inventory per selling square foot over last year.
Share Repurchase Program
     During the first quarter of 2011, the Company repurchased 2.6 million shares for $36.3 million and has $145.4 million remaining under the original $200 million authorization approved by the Board of Directors in August 2010.
ABOUT CHICO’S FAS, INC.
     The Company is a women’s specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,192 specialty stores, including stores in 48 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico.
     The Chico’s brand currently operates 593 boutique and 71 outlet stores, publishes a catalog during key shopping periods throughout the year, and conducts e-commerce at www.chicos.com.
     White House | Black Market currently operates 351 boutique and 24 outlet stores, publishes a catalog highlighting its latest fashions and conducts e-commerce at www.whbm.com.
     Soma Intimates is the Company’s developing concept with 141 boutique stores and 12 outlet stores today. Soma Intimates also publishes a catalog for its customers and conducts e-commerce at www.soma.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information on Chico’s FAS, Inc., please go to our corporate website, www.chicosfas.com.
(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended
	April 30, 2011		May 1, 2010
	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico’s/Soma Intimates	$374,934	69.8	$336,700	69.9
White House | Black Market	162,224	30.2	144,888	30.1

Net sales	537,158	100.0	481,588	100.0

Cost of goods sold	219,495	40.9	200,008	41.5

Gross margin	317,663	59.1	281,580	58.5

Selling, general and administrative expenses:
Store and direct operating expenses	180,114	33.5	167,826	34.8
Marketing	30,898	5.7	29,080	6.0
National Store Support Center	32,431	6.0	28,800	6.0
Impairment charges	1,402	0.3	822	0.2

Total selling, general and administrative expenses	244,845	45.5	226,528	47.0

Income from operations	72,818	13.6	55,052	11.5
Interest income, net	400	0.0	450	0.0

Income before income taxes	73,218	13.6	55,502	11.5
Income tax provision	27,300	5.1	20,100	4.1

Net income	$45,918	8.5	$35,402	7.4

Per share data:
Net income per common share—basic	$0.26		$0.20

Net income per common and common equivalent share—diluted	$0.26		$0.20

Weighted average common shares outstanding—basic	174,881		177,336

Weighted average common and common equivalent shares outstanding—diluted	176,112		178,833

Dividends declared per share	$0.10		$0.08

Chico’s FAS, Inc.
Consolidated Balance Sheets
(in thousands)

	April 30,	January 29,	May 1,
	2011	2011	2010
	(Unaudited)		(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$123,409	$14,695	$32,694
Marketable securities, at fair value	442,815	534,019	449,167
Receivables	5,590	3,845	3,857
Income tax receivable	713	6,565	631
Inventories	198,544	159,814	160,448
Prepaid expenses	27,368	26,851	25,546
Deferred taxes	11,479	10,976	10,684

Total Current Assets	809,918	756,765	683,027

Property and Equipment:
Land and land improvements	43,161	42,468	22,043
Building and building improvements	90,813	89,328	82,440
Equipment, furniture and fixtures	434,330	428,217	398,132
Leasehold improvements	429,559	426,141	414,369

Total Property and Equipment	997,863	986,154	916,984
Less accumulated depreciation and amortization	(489,900)	(468,777)	(405,140)

Property and Equipment, Net	507,963	517,377	511,844

Other Assets:
Goodwill	96,774	96,774	96,774
Other intangible assets	38,930	38,930	38,930
Deferred taxes	1,791	964	38,755
Other assets, net	5,342	5,211	25,119

Total Other Assets	142,837	141,879	199,578

	$1,460,718	$1,416,021	$1,394,449

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$127,758	$106,665	$101,570
Accrued liabilities	121,974	94,852	126,720
Current portion of deferred liabilities	20,854	19,760	19,622

Total Current Liabilities	270,586	221,277	247,912

Noncurrent Liabilities:
Deferred liabilities	127,769	129,837	139,600

Stockholders’ Equity:
Preferred stock	—	—	—
Common stock	1,762	1,779	1,787
Additional paid-in capital	287,853	282,528	272,153
Retained earnings	772,215	780,212	732,741
Accumulated other comprehensive income	533	388	256

Total Stockholders’ Equity	1,062,363	1,064,907	1,006,937

	$1,460,718	$1,416,021	$1,394,449

Chico’s FAS, Inc.
Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Thirteen Weeks Ended
	April 30,	May 1,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$45,918	$35,402

Adjustments to reconcile net income to net cash provided by operating activities —
Depreciation and amortization	24,188	23,362
Deferred tax benefit	(1,375)	(3,640)
Stock-based compensation expense	3,636	2,831
Excess tax benefit from stock-based compensation	(762)	(707)
Impairment charges	1,402	822
Deferred rent and lease credits	(4,330)	(4,140)
Loss on disposal of property and equipment	32	766
(Increase) decrease in assets —
Receivables, net	(1,745)	65
Income tax receivable	5,852	(319)
Inventories	(38,730)	(21,932)
Prepaid expenses and other	(648)	(1,373)
Increase in liabilities —
Accounts payable	12,283	15,203
Accrued and other deferred liabilities	31,240	33,123

Total adjustments	31,043	44,061

Net cash provided by operating activities	76,961	79,463

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in marketable securities	91,349	(62,816)
Purchases of property and equipment	(16,208)	(15,264)

Net cash provided by (used in) investing activities	75,141	(78,080)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,373	920
Excess tax benefit from stock-based compensation	762	707
Dividends paid	(8,835)	(7,136)
Repurchase of common stock	(36,688)	(223)

Net cash used in financing activities	(43,388)	(5,732)

Net increase (decrease) in cash and cash equivalents	108,714	(4,349)
CASH AND CASH EQUIVALENTS, Beginning of period	14,695	37,043

CASH AND CASH EQUIVALENTS, End of period	$123,409	$32,694

Chico’s FAS, Inc.
Boutique Count and Square Footage
As of April 30, 2011

	As of	New		As of
	1/29/2011	Stores	Closures	4/30/2011
Store count:
Chico’s frontline boutiques	597	2	(4)	595
Chico’s outlets	63	8	—	71
WH|BM frontline boutiques	342	9	(1)	350
WH|BM outlets	21	3	—	24
Soma frontline boutiques	120	16	(2)	134
Soma outlets	8	4	(2)	10

Total Chico’s FAS, Inc.	1,151	42	(9)	1,184

				Remodels/
				Relos and
	As of	New		change in	As of
	1/29/2011	Stores	Closures	SSF	4/30/2011
Net selling square footage (SSF):
Chico’s frontline boutiques	1,606,394	4,582	(7,102)	1,877	1,605,751
Chico’s outlets	166,123	18,933	—	—	185,056
WH|BM frontline boutiques	710,480	20,035	(1,273)	1,383	730,625
WH|BM outlets	40,421	5,925	—	—	46,346
Soma frontline boutiques	246,688	32,346	(5,240)	(446)	273,348
Soma outlets	14,817	8,138	(4,207)	(594)	18,154

Total Chico’s FAS, Inc.	2,784,923	89,959	(17,822)	2,220	2,859,280